Exhibit 4.11

EXECUTION COPY

AMENDMENT AND RESTATEMENT AGREEMENT (TERM LOANS) dated as of August 3, 2007, among LIMITED BRANDS, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), under the Amended and Restated Term Loan Credit Agreement dated as of October 6, 2004, as amended and restated as of November 5, 2004, and March 22, 2006 (the “Existing Term Loan Credit Agreement”), among the Borrower, the lenders party thereto, and the Administrative Agent.

WHEREAS the Borrower has requested, and the Restatement Term Loan Lenders and the Administrative Agent have agreed, upon the terms and subject to the conditions set forth herein, that the Existing Term Loan Credit Agreement be amended and restated as provided herein.

NOW, THEREFORE, the Borrower, the Restatement Term Loan Lenders and the Administrative Agent hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Restated Term Loan Credit Agreement referred to below. As used in this Agreement, “Restatement Term Loan Lenders” means (a) the Term Lenders referred to below and (b) the Required Lenders under (and as defined in) the Existing Term Loan Credit Agreement.

SECTION 2. Restatement Effective Date. (a) The transactions provided for in Sections 3 and 4 hereof shall be consummated at a closing to be held on the Restatement Effective Date at the offices of Cravath, Swaine & Moore LLP, or at such other time and place as the parties hereto shall agree upon.

(b) The “Restatement Effective Date” shall be specified by the Borrower, and shall be a date, not later than August 3, 2007, as of which all the conditions set forth or referred to in Section 6 hereof shall have been satisfied. The Borrower, by giving not less than one Business Day’s written notice, (i) shall propose a date as the Restatement Effective Date to the Administrative Agent and (ii) may change a previously proposed date for the Restatement Effective Date, provided that the Borrower agrees that the provisions of Section 2.13 of the Restated Term Loan Credit Agreement shall apply in the event of any such change. The Administrative Agent shall notify the Restatement Term Loan Lenders of the proposed date.

SECTION 3. Term Loans. (a) The parties hereto agree that, in connection with the amendment and restatement of the Existing Term Loan Credit Agreement as contemplated hereby, additional term loans will be made, and Loans under (and as defined in) the Existing Term Loan Credit Agreement (the “Existing Term Loans”) will be repaid, in each case on the Restatement Effective Date, as necessary so that, after giving effect thereto, the only Lenders under (and as defined in) the Restated Term Loan Credit Agreement will be the Persons identified on Schedule 2.01 hereto (the “Term Lenders”) and each such Term Lender’s outstanding Loans under (and as defined in) the Restated Term Loan Credit Agreement (the “Term Loans”) as of the Restatement Effective Date shall be in the aggregate principal amount set forth with respect to such Term Lender on Schedule 2.01 hereto (such amount being such Term Lender’s “Term Loan Amount”).

(b) To give effect to the foregoing, each Term Lender agrees, subject to the terms and conditions set forth herein, to make a Term Loan to the Borrower on the Restatement Effective Date in an aggregate principal amount equal to the excess, if any, of its Term Loan Amount over the aggregate principal amount of Existing Term Loans, if any, of such Term Lender then outstanding. The proceeds of such Term Loans shall be (i) first, applied to repay all Existing Term Loans outstanding on the Restatement Effective Date, other than Existing Term Loans of any Term Lender not exceeding such Term Lender’s Term Loan Amount, and (ii) second, to the extent of excess proceeds, made available to the Borrower for purposes permitted by the Restated Term Loan Credit Agreement.

(c) On the Restatement Effective Date, the Borrower agrees (i) to pay all fees, interest and other amounts (other than principal of Existing Term Loans) accrued and owing to the Lenders under (and as defined in) the Existing Term Loan Credit Agreement and (ii) to prepay the principal amount of all outstanding Existing Term Loans required to be prepaid pursuant to the foregoing provisions of this Section, which may be financed with Term Loans made as provided in paragraph (b) above.

(d) The provisions of Sections 2.02, 2.03 and 2.04 of the Restated Term Loan Credit Agreement shall apply, mutatis mutandis, for all purposes of the Term Loans to be made on the Restatement Effective Date pursuant to paragraph (b) above, except as otherwise required by this Section.

(e) Each of the parties hereto hereby waives the provisions of Sections 2.08 and 2.15 of the Existing Term Loan Credit Agreement to the extent, but only to the extent, necessary to permit the prepayment of Existing Term Loans as contemplated in Section 3(b) hereof without prepaying pro rata the other Existing Term Loans outstanding.

(f) Term Loans made on the Restatement Effective Date as contemplated by Section 3(b) hereof shall be made as Eurodollar Loans pursuant to a single Eurodollar Borrowing (the “Interim Eurodollar Borrowing”) with an Interest Period commencing on the Restatement Effective Date and ending on the last day of the Interest Period then in effect for the Eurodollar Borrowing then outstanding under the Existing Term Loan Credit Agreement (or, if there is more than one such outstanding Eurodollar Borrowing, the outstanding Eurodollar Borrowing with the Interest Period ending on the earliest date after the Restatement Effective Date). It is understood that the Interim Eurodollar Borrowing will result in Borrowings outstanding under the Restated Term Loan Credit Agreement in which the Term Lenders do not participate ratably. Accordingly the parties hereto agree that, notwithstanding any provisions of the Restated Term Loan Credit Agreement to the contrary:

(i) Until such time as the Term Lenders participate ratably in all outstanding Borrowings under the Restated Term Loan Credit Agreement, any payment of principal of any Borrowing or Borrowings thereunder shall be made in a manner that results in each Term Lender receiving a pro rata share of such payment in proportion to its share of the total principal amount of the outstanding Term Loans.

2

(ii) On the last day of the Interest Period for the Interim Eurodollar Borrowing (or on any earlier date on which the Borrower elects, pursuant to Section 2.05 of the Restated Term Loan Credit Agreement, to convert any outstanding Borrowing to a different Type or to change the Interest Period of any outstanding Eurodollar Borrowing), the Borrower shall take such action as shall be necessary under Section 2.05 of the Restated Term Loan Credit Agreement so that, on and after such date, each Term Lender participates ratably in all outstanding Borrowings under the Restated Term Loan Credit Agreement.

SECTION 4. Amendment and Restatement of the Existing Credit Agreement; Loans.

(a) Effective on the Restatement Effective Date, concurrently with the consummation of the transactions described in Section 3 hereof, the Existing Term Loan Credit Agreement is hereby amended and restated to read in its entirety as set forth in Exhibit A hereto (the “Restated Term Loan Credit Agreement”). From and after the effectiveness of each such amendment and restatement, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Restated Term Loan Credit Agreement, shall, unless the context otherwise requires, refer to the Restated Term Loan Credit Agreement.

(b) All Existing Term Loans outstanding under the Existing Term Loan Credit Agreement on the Restatement Effective Date shall, except to the extent prepaid on the Restatement Effective Date as provided in Section 3 hereof, continue to be outstanding under the Restated Term Loan Credit Agreement and, on and after the Restatement Effective Date, the terms of the Restated Term Loan Credit Agreement will govern the rights and obligations of the Borrower, the Term Lenders and the Administrative Agent with respect thereto.

(c) Effective on the Restatement Effective Date, each Term Lender shall be deemed to be a party to the Restated Term Loan Credit Agreement, together with the Borrower and the Administrative Agent, and the Restated Term Loan Credit Agreement shall govern the rights and obligations of the parties thereto with respect to the Term Loans; provided that the foregoing shall not be construed to discharge or release the Borrower from any obligations owed to any Lenders under the Existing Term Loan Credit Agreement, which shall remain owing under the Restated Term Loan Credit Agreement.

3

(d) From and after the Restatement Effective Date, all references in the Restated Term Loan Credit Agreement to “the date hereof”, “the date of this Agreement” or other words or phrases of similar import shall be deemed references to the date of this Agreement.

(e) The parties hereto that are Lenders under (and as defined in) the Existing Term Loan Credit Agreement hereby waive any requirement of notice of prepayment of Loans under (and as defined in) the Existing Term Loan Credit Agreement to be made on the Restatement Effective Date, provided such notice is given on the Restatement Effective Date.

SECTION 5. Representations and Warranties. The Borrower represents and warrants that:

(a) As of the Restatement Effective Date, the representations and warranties set forth in the Restated Term Loan Credit Agreement are true and correct with the same effect as if made on the Restatement Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct as of such earlier date).

(b) As of the Restatement Effective Date, no Default under (and as defined in) the Restated Term Loan Credit Agreement has occurred and is continuing.

SECTION 6. Conditions. The consummation of the transactions set forth in Sections 3 and 4 of this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of each of (i) Douglas L. Williams, General Counsel of the Borrower, and (ii) Davis Polk & Wardwell, counsel for the Borrower, substantially in the form of Exhibits B-1 and B-2, respectively, and covering such other matters relating to the Borrower, this Agreement, the Restated Term Loan Credit Agreement or the transactions contemplated hereby or thereby as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

4

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of this Agreement and the Restated Term Loan Credit Agreement and any other legal matters relating to the Borrower, this Agreement or the Restated Term Loan Credit Agreement, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming the representations and warranties set forth in paragraphs (a) and (b) of Section 5 of this Agreement.

(e) The Administrative Agent shall have received all amounts required to be paid by the Borrower pursuant to Section 3 hereof.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) The Administrative Agent shall be satisfied that the Amendment and Restatement Agreement (Revolving Credit Agreement) dated as of the date hereof, with respect to the Amended and Restated Revolving Credit Agreement dated as of October 6, 2004, as previously amended and restated as of November 5, 2004 and March 22, 2006, among the Borrower, the lenders party there and JPMorgan Chase Bank, N.A., as administrative agent, shall become effective in accordance with its terms concurrently with the effectiveness of this Amendment and Restatement.

(h) The Administrative Agent shall be satisfied that the 364-Day Revolving Credit Agreement dated as of the date hereof, among the Borrower, the lenders party there and JPMorgan Chase Bank, N.A., as administrative agent, shall become effective in accordance with its terms concurrently with the effectiveness of this Amendment and Restatement.

(i) The Administrative Agent shall have received all documentation and other information reasonably requested by it to satisfy the requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the consummation of the transactions set forth in Sections 3 and 4 of this Agreement shall not become effective unless each of the foregoing conditions is satisfied at or prior to 3:00 p.m., New York City time, on August 3, 2007 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time).

5

SECTION 7. Expenses. The Borrower agrees to reimburse the Administrative Agent for the out-of-pocket expenses incurred by it in connection with this Agreement and the Restated Term Loan Credit Agreement, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

SECTION 8. Counterparts; Amendments. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrower, the Administrative Agent and the Restatement Term Loan Lenders. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9. Notices. All notices hereunder shall be given in accordance with the provisions of Section 8.01 of the Restated Term Loan Credit Agreement.

SECTION 10. Applicable Law; Waiver of Jury Trial. (A) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTION 8.10 OF THE RESTATED TERM LOAN CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

SECTION 11. Headings. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

6

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Restatement to be duly executed by their respective authorized officers as of the day and year first above written.

LIMITED BRANDS, INC.,

by	/s/ TIMOTHY J. FABER
	Name:	Timothy J. Faber
	Title:	Senior Vice President- Treasury and M&A

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by	/s/ BARRY BERGMAN
	Name:	Barry Bergman
	Title:	Managing Director

7

SIGNATURE PAGE TO AMENDMENT AND RESTATEMENT AGREEMENT (TERM LOANS) DATED AS OF AUGUST 3, 2007, RELATING TO THE AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT REFERRED TO THEREIN, AMONG LIMITED BRANDS, INC., THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.

by	/s/ THOMAS J. KANE
	Name:	Thomas J. Kane
	Title:	Senior Vice President

CITICORP NORTH AMERICA, INC.

by	/s/ SHANNON A. SWEENEY
	Name:	Shannon A. Sweeney
	Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

by	/s/ KYU HWANG
	Name:	Kyu Hwang
	Title:	Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

by	/s/ SUSAN T. GALLAGHER
	Name:	Susan T. Gallagher
	Title:	Vice President

MIZUHO CORPORATE BANK, LTD.

by	/s/ MAKOTO MURATA
	Name:	Makoto Murata
	Title:	Deputy General Manager

BNP PARIBAS

by	/s/ PAUL HARRIS
	Name:	Paul Harris
	Title:	Managing Director

KEYBANK NATIONAL ASSOCIATION

by	/s/ MARIANNE T. MEIL
	Name:	Marianne T. Meil
	Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC

by	/s/ MICHAELA GALLUZZO
	Name:	Michaela Galluzzo
	Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH

by	/s/ MASAKAZU SATO
	Name:	Masakazu Sato
	Title:	Deputy General Manager

THE BANK OF NEW YORK MELLON

by	/s/ DAVID B. WIRL
	Name:	David B. Wirl
	Title:	Vice President

US BANK, N.A.

by	/s/ FRANCES W. JOSEPHIC
	Name:	Frances W. Josephic
	Title:	Vice President

FIFTH THIRD BANK

by	/s/ BRENT M. JACKSON
	Name:	Brent M. Jackson
	Title:	Vice President

THE BANK OF NOVA SCOTIA

by	/s/ J.F. TODD
	Name:	J.F. Todd
	Title:	Managing Director

STANDARD CHARTERED BANK

by	/s/ STEPHEN DWYRE
	Name:	Stephen Dwyre
	Title:	Head of Global Corporates

SUNTRUST BANK

by	/s/ MICHAEL J. VEGH
	Name:	Michael J. Vegh
	Title:	Vice President

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

by	/s/ CARLA RYAN
	Name:	Carla Ryan
	Title:	Authorised Signatory

WELLS FARGO BANK, N.A.

by	/s/ PETE MARTINETS
	Name:	Pete Martinets
	Title:	Vice President

NATIONAL CITY BANK

by	/s/ BRIAN STRAYTON
	Name:	Brian Strayton
	Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

by	/s/ MARY ANN AMSHOFF
	Name:	Mary Ann Amshoff
	Title:	Vice President/Credit Manager

THE HUNTINGTON NATIONAL BANK

by	/s/ JOHN M. LUEHMANN
	Name:	John M. Luehmann
	Title:	Vice President

SOVEREIGN BANK

by	/s/ JUDITH C.E. KELLY
	Name:	Judith C.E. Kelly
	Title:	Senior Vice President

UNION BANK OF CALIFORNIA, N.A.

by	/s/ TAWNY J. PALOCHIK
	Name:	Tawny J. Palovchik
	Title:	Investment Banking Officer

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH

by	/s/ JUAN URIQUIOLA
	Name:	Juan Uriquiola
	Title:	Chief Operating Officer

THE NORTHERN TRUST COMPANY

by	/s/ JEFFREY P. SULLIVAN
	Name:	Jeffrey P. Sullivan
	Title:	Vice President

FIRST COMMERCIAL BANK NEW YORK AGENCY

by	/s/ BRUCE M.J. JU
	Name:	Bruce M.J. Ju
	Title:	SVP & General Manager

CHANG HWA COMMERCIAL BANK, LTD.

by	/s/ JIM C.Y. CHEN
	Name:	Jim C.Y. Chen
	Title:	VP & General Manager

SCHEDULES AND EXHIBITS

Schedules

Schedule 2.01 Term Lenders and Term Loan Amounts

Exhibits

Exhibit A	Amended and Restated Term Loan Credit Agreement

Exhibit B-1	Form of Opinion of Douglas L. Williams, Esq.

Exhibit B-2	Form of Opinion of Davis, Polk & Wardwell

SCHEDULE 2.01

Term Lenders and Term Loan Amounts

Lender	Amount
JP Morgan Chase Bank, N.A.	$64,999,997
Bank of America, N.A.	$65,000,000
Citicorp North America, Inc.	$65,000,000
HSBC Bank USA, National Association	$55,000,000
Wachovia Bank, National Association	$41,666,667
Mizuho Corporate Bank, Ltd.	$41,666,667
BNP Paribas	$41,666,667
KeyBank National Association	$41,666,667
The Royal Bank of Scotland plc	$41,666,667
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch	$30,000,000
The Bank of New York Mellon	$25,000,000
US Bank, N.A.	$21,666,667
Fifth Third Bank	$21,666,667
The Bank of Nova Scotia	$21,666,667
Standard Chartered Bank	$21,666,667
SunTrust Bank	$18,333,333
The Governor and Company of the Bank of Ireland	$16,666,667
Wells Fargo Bank, N.A.	$16,666,667
National City Bank	$15,000,000
PNC Bank, National Association	$15,000,000
The Huntington National Bank	$15,000,000
Sovereign Bank	$15,000,000
Union Bank of California, N.A.	$11,666,667
Banco Bilbao Vizcaya Argentaria, S.A., New York Branch	$11,666,667
The Northern Trust Company	$8,333,333
First Commercial Bank New York Agency	$3,333,333
Chang Hwa Commercial Bank, Ltd.	$3,333,333
Total	$750,000,000

EXHIBIT A

EXECUTION COPY

US$750,000,000

AMENDED AND RESTATED

TERM LOAN CREDIT AGREEMENT

dated as of

August 3, 2007

Amending and Restating the

Term Loan Credit Agreement

dated as of October 6, 2004,

Previously Amended and Restated

as of November 5, 2004, and March 22, 2006

among

LIMITED BRANDS, INC.,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES INC., BANC OF AMERICA SECURITIES LLC

and CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

and

BANK OF AMERICA, N.A. and

CITICORP NORTH AMERICA, INC.,

as Co-Syndication Agents

and

HSBC BANK USA, N.A.

as Co-Documentation Agent

Schedule 3.05 — Disclosed Matters

Schedule 5.08 — Existing Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Borrower’s Counsel
Exhibit B-2	—	Form of Opinion of General Counsel

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT dated as of August 3, 2007 among LIMITED BRANDS, INC., the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Reference is made to the Amendment and Restatement Agreement (Term Loan) dated as of August 3, 2007 (the “Restatement Agreement”), relating to the Amended and Restated Term Loan Credit Agreement dated as of March 22, 2006 (the “Existing Credit Agreement”), amending and restating the Amended and Restated Term Loan Credit Agreement dated November 5, 2004, amending and restating the Term Loan Credit Agreement dated as of October 6, 2004, among Limited Brands, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as successor to JPMorgan Chase Bank, as Administrative Agent. Pursuant to the Restatement Agreement, the Existing Credit Agreement is being amended and restated in the form hereof.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be, based upon the highest two of the three ratings by Fitch, S&P and Moody’s, respectively, applicable on such date to the Index Debt:

	Eurodollar Spread	ABR Spread
Index Debt Ratings:
Category 1 ≥ BBB+/BBB+/ Baa1	0.400%	0.000%
Category 2 BBB/BBB/Baa2	0.500%	0.000%
Category 3 BBB-/BBB-/Baa3	0.625%	0.000%
Category 4 BB+/BB+/Ba1	0.800%	0.000%
Category 5 Lower	1.000%	0.000%

For purposes of the foregoing, (a) if any of Fitch, S&P or Moody’s shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition) the Applicable Rate shall be determined on the basis of the rating agency or rating agencies that do then have ratings for the Index Debt in effect, provided that if there are only two such ratings in effect and such ratings are not in the same Category, then the Applicable Rate will be determined by reference to the Category next above that of the lower of such two ratings, (b) if none of Fitch, S&P and Moody’s has in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition) then the Index Debt shall be deemed to be rated in Category 5, (c) the Index Debt shall be deemed to be rated in Category 5 at any time that an Event of Default has occurred and is continuing, (d) if all three ratings exist and the highest two of three ratings established or deemed to have been established by Fitch, S&P and Moody’s for the Index Debt are not in the same Category, then the Applicable Rate will be determined by reference to the Category of the lower of such two ratings and (e) if the ratings established or deemed to have been established by Fitch, S&P and Moody’s for the Index Debt shall be changed (other than as a result of a change in the rating system of Fitch, S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in an Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Fitch, S&P or Moody’s shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system, or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, each Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Limited Brands, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means the date on which the Borrower makes the Borrowing under this Agreement.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Permitted Holders of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” has the meaning set forth in the Existing Credit Agreement. The Commitments have terminated.

“Consolidated Debt” means, at any date of determination, the sum, without duplication, of (a) the total Indebtedness of the Borrower and the Consolidated Subsidiaries at such date (excluding, whether or not any ETC Entity is a Consolidated Subsidiary, any Non-Recourse ETC Debt), (b) an amount equal to six times the fixed minimum store rent commitments (less related sublease income) of the Borrower and the Consolidated Subsidiaries for the then current Fiscal Year, as reflected in the footnotes to the most recent audited financial statements of the Borrower, and (c) an amount equal to six times the fixed minimum store rent commitments (less related sublease income) for the then current Fiscal Year of any Person other than the Borrower or a Consolidated Subsidiary under a lease in respect of any store to the extent that such lease is Guaranteed or has been assumed by the Borrower or any Consolidated Subsidiary, if the Borrower or a Consolidated Subsidiary has made any payments in respect of any such store rent commitments of such Person (or any subsidiary of such Person) under such lease in respect of such store within the period of four consecutive fiscal quarters ended on or prior to such date of determination, all determined on a consolidated basis in accordance with GAAP; provided that, for the purposes of calculating the fixed minimum store rent commitments referred to in clause (b) or (c) above, if on or prior to the applicable date of determination an acquisition or disposition outside of the ordinary course of business has occurred that has the effect of increasing or decreasing any such fixed minimum store rent commitments, then such fixed minimum store rent commitments shall be determined on a pro forma basis to give effect to such acquisition or disposition as if such acquisition or disposition had occurred immediately prior to the commencement of the then current Fiscal Year.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (adjusted (i) to exclude any non-cash items deducted or included in determining Consolidated Net Income for such period attributable to FAS 133 – Accounting for Derivative Instruments and Hedging Activities, FAS 142 – Goodwill and Other Intangible Assets or stock options and other equity-linked compensation to officers, directors and employees, and (ii) to deduct cash payments made during such period in respect of Hedging Agreements (or other items subject to FAS 133 – Accounting for Derivative Instruments and Hedging Activities) to the extent not otherwise deducted in determining Consolidated Net Income for such period) plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any extraordinary or nonrecurring charges for such period, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary or nonrecurring gains for such period, all determined on a consolidated basis in accordance with GAAP; provided that regardless of whether any ETC Entity is a Consolidated Subsidiary, the results of any ETC Entity shall be included in Consolidated EBITDA to the extent (and only to the extent) actually distributed (directly or indirectly) by such ETC Entity to the Borrower or another Consolidated Subsidiary that is not an ETC Entity.

“Consolidated EBITDAR” means, for any period, Consolidated EBITDA for such period plus, without duplication and to the extent deducted in the determination of such Consolidated EBITDA, consolidated fixed minimum store rental expense for such period, all determined on a consolidated basis in accordance with GAAP; provided that, if on or prior to the applicable date of determination of Consolidated EBITDAR, an acquisition or disposition outside of the ordinary course of business has occurred that has the effect of increasing or decreasing Consolidated EBITDAR, then Consolidated EBITDAR shall be determined on a pro forma basis to give effect to such acquisition or disposition as if such acquisition or disposition had occurred immediately prior to the commencement of the period for which Consolidated EBITDAR is to be determined.

“Consolidated Fixed Charges” means, for any period, the sum of (a) consolidated interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations but excluding any interest expense in respect of Indebtedness of any ETC Entity, except to the extent actually paid by the Borrower or a Consolidated Subsidiary other than, if it is a Consolidated Subsidiary, any ETC Entity), of the Borrower and the Consolidated Subsidiaries for such period, plus (b) consolidated fixed minimum store rental expense of the Borrower and the Consolidated Subsidiaries for such period, all determined on a consolidated basis in accordance with GAAP; provided that, if on or prior to the applicable date of determination of Consolidated Fixed Charges, an acquisition or disposition outside of the ordinary course of business has occurred that has the effect of increasing or decreasing Consolidated Fixed Charges, then Consolidated Fixed Charges shall be determined on a pro forma basis to give effect to such acquisition or disposition as if such acquisition or disposition had occurred immediately prior to the commencement of the period for which Consolidated Fixed Charges is to be determined.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means any Subsidiary (other than an Unrestricted Subsidiary), the accounts of which are, or are required to be, consolidated with those of the Borrower in the Borrower’s periodic reports filed under the Securities Exchange Act of 1934.

“Control” means, with respect to a specified Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means March 22, 2006.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Consolidated Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ETC Entity” means (i) Easton Town Center, LLC and (ii) any Person substantially all of the assets of which consist of (x) some or all of the assets held by Easton Town Center, LLC at any time prior to the Restatement Effective Date or (y) equity interests in or debt of Easton Town Center, LLC or any Person described in subclause (x) or this subclause (y) of this clause (ii).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VI.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, (b) income, franchise or similar taxes imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or which are imposed by reason of any present or former connection between such Lender and the jurisdiction imposing such taxes, other than solely as a result of this Agreement or any Loan or transaction contemplated hereby, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) or (b) above and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender under applicable law at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, under applicable law at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.14(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.14(e).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Year” means the fiscal year of the Borrower which shall commence on the Sunday following the Saturday on or nearest (whether following or preceding) January 31 of one calendar year and end on the Saturday on or nearest (whether following or preceding) January 31 of the following calendar year.

“Fitch” means Fitch Ratings, Inc.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes in each case which are regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property (other than inventory) or services (excluding accruals and trade accounts payable arising in the ordinary course of business), (d) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person and (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum to be prepared in connection with the syndication of the credit facility provided for in this Agreement relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on (a) the numerically corresponding day in the calendar month that is one, two, three or six months thereafter or, if available from all Lenders, nine or 12 months thereafter or (b) the next date on which any scheduled payment of principal is due under Section 2.07 (but only if such period is less than six month’s duration and is available from all Lenders), in each case as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing with an Interest Period of an integral number of months only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing with an Interest Period of an integral number of months that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period that would otherwise end after the Maturity Date will end on the Maturity Date. For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date on which such Borrowing results from the conversion or continuation of another Borrowing.

“Lenders” means the Persons listed on Schedule 2.01 to the Restatement Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption as contemplated in Section 8.04(b), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial position or results of operations of the Borrower and the Consolidated Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Consolidated Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Consolidated Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Consolidated Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the date that is five years after the Restatement Effective Date.

“Minority Interest Disposition” means a sale, transfer or other disposition by the Borrower or any of the Subsidiaries (including the issuer thereof) of up to 20% of the Equity Interests in any Subsidiary of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Recourse ETC Debt” means any Indebtedness of any ETC Entity, except to the extent such Indebtedness is Guaranteed by, or otherwise recourse to, the Borrower or any other Subsidiary that is not an ETC Entity.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, property or similar taxes, charges or levies imposed by the United States of America or any political subdivision thereof arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 6.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens in favor of sellers of goods arising under Article 2 of the New York Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(h) Liens securing obligations in respect of trade letters of credit, provided that such Liens do not extend to any property other than the goods financed or paid for with such letters of credit, documents of title in respect thereof and proceeds thereof;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means Leslie H. Wexner, all descendants of any of his grandparents, any spouse or former spouse of any of the foregoing, any descendant of any such spouse or former spouse, the estate of any of the foregoing, any trust for the benefit, in whole or in part, of one or more of the foregoing and any corporation, limited liability company, partnership or other entity Controlled by one or more of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 8.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Loans or Commitments representing more than 50% of the sum of the total Loans or Commitments at such time.

“Restatement Agreement” has the meaning set forth in the introductory statement of this Agreement.

“Restatement Effective Date” has the meaning set forth in the Restatement Agreement.

“S&P” means Standard & Poor’s Ratings Services.

“Statutory Reserve Percentage” means for any day the percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a member bank of the Federal Reserve System for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. The Statutory Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Test Date” means, if at the time the rating of any two of Fitch, S&P and Moody’s with respect to the Index Debt (or if any such rating agency does not provide a rating with respect to the Index Debt, either of such other two rating agencies) shall be less than BBB–, BBB– or Baa3 and the rating of the other such rating agency with respect to the Index Debt shall not be at least BBB–, BBB– or Baa3 (with, in the case of a rating of BBB–, BBB– or Baa3, stable outlook), or if there shall not be a rating in effect from such other rating agency of the Index Debt, the date of any Borrowing hereunder.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the Restatement Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only (i) to the extent that such excess represents a potential liability of the Borrower or any ERISA Affiliate to the PBGC or any other Person under Title IV of ERISA or (ii) with respect to a Plan which is a Multiemployer Plan as described in Section 4001(a)(3) of ERISA, to the extent of the Unfunded Liabilities of such Plan allocable to the Borrower or any ERISA Affiliate under Section 4212 of ERISA.

“Unrestricted Subsidiary” means any Subsidiary designated as an Unrestricted Subsidiary in a written notice sent at any time after the date of this Agreement by the Borrower to the Administrative Agent which is engaged (a) primarily in the business of making or discounting loans, making advances, extending credit or providing financial accommodation to, or purchasing the obligations of, others; (b) primarily in the business of insuring property against loss and subject to regulation as an insurance company by any Governmental Authority; (c) exclusively in the business of owning or leasing, and operating, aircraft and/or trucks;

(d) primarily in the ownership, management, leasing or operation of real estate, other than parcels of real estate with respect to which 51% or more of the rentable space is used by the Borrower or a Consolidated Subsidiary in the normal course of business; or (e) primarily as a carrier transporting goods in both intrastate and interstate commerce, provided that (i) the Borrower may by notice to the Administrative Agent change the designation of any Subsidiary described in subparagraphs (a) through (e) above, but may do so only once during the term of this Agreement, (ii) the designation of a Subsidiary as an Unrestricted Subsidiary more than 30 days after the creation or acquisition of such Subsidiary where such Subsidiary was not specifically so designated within such 30 days shall be deemed to be the only permitted change in designation and (iii) immediately after the Borrower designates any Subsidiary whether now owned or hereafter acquired or created as an Unrestricted Subsidiary or changes the designation of a Subsidiary from an Unrestricted Subsidiary to a Consolidated Subsidiary, the Borrower and all Consolidated Subsidiaries would be in compliance with all of the provisions of this Agreement.

“Value” means, when used in Section 6.01(e) with respect to investments in and advances to a Consolidated Subsidiary, the book value thereof immediately before the relevant event or events referred to in Section 6.01(e) occurred with respect to such Consolidated Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Outstanding Loans. As of the Restatement Effective Date, after giving effect to the transactions contemplated by the Restatement Agreement, (a) the aggregate principal amount of Loans outstanding hereunder is $750,000,000 and (b) the Lenders and the outstanding principal amount of their respective Loans are set forth in Schedule 2.01A of the Restatement Agreement.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make the Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, the Borrowing made on the Borrowing Date shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $20,000,000; provided that a Eurodollar Borrowing with an Interest Period that ends on the date on which any scheduled payment of principal is due under Section 2.07 may be in the amount of the scheduled payment of principal due on such date. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

SECTION 2.03. Requests for Borrowing. To request the Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the Borrowing;

(ii) the date of the Borrowing;

(iii) whether the Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the Borrowing shall be a Eurodollar Borrowing. If no Interest Period is specified with respect to the Borrowing, if it is requested (or deemed requested) as a Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the Borrowing.

SECTION 2.04. Funding of Borrowing. (a) Each Lender shall make the Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the greater of the interest rate applicable to the Loans of the other Lenders included in the Borrowing and a rate determined by the Administrative Agent to equal its cost of funds for funding such amount. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections. (a) The Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(ii) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(iii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration.

SECTION 2.06. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate at the date on which Loans are made.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $25,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Indebtedness; Amortization. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan as provided in paragraph (f) below.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) (i) Intentionally Omitted.

(ii) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(iii) Intentionally Omitted.

(iv) Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayment of a Borrowing shall be accompanied by accrued interest on the amount repaid.

(v) The Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Day before the scheduled date of such repayment.

SECTION 2.08. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditional upon the receipt of proceeds from another financing, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees. (a) Intentionally omitted.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account and for the account of the initial Lenders, fees in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable by the Borrower hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, to the parties entitled thereto. Fees paid by the Borrower shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) (i) For so long as any Lender maintains reserves against “Eurocurrency liabilities” (or any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents), and as a result the cost to such Lender (or its lending office for Eurodollar Loans) of making or maintaining its Eurodollar Loans is increased, then such

Lender may require the Borrower to pay, contemporaneously with each payment of interest on any Eurodollar Loan of such Lender, additional interest on such Eurodollar Loan for the Interest Period of such Eurodollar Loan at a rate per annum up to but not exceeding the excess of (A)(x) the applicable LIBO Rate divided by (y) one minus the Statutory Reserve Percentage over (B) the rate specified in the preceding clause (x).

(ii) Any Lender wishing to require payment of additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Eurodollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall furnish to the Borrower at least five Business Days prior to each date on which interest is payable on the Eurodollar Loans an officer’s certificate setting forth the amount to which such Lender is then entitled under this Section (which shall be consistent with such Lender’s good faith estimate of the level at which the related reserves are maintained by it). Each such certificate shall be accompanied by such information as the Borrower may reasonably request as to the computation set forth therein.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the earlier of (x) the date upon which all Loans are paid in full and (y) the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter, but not later than 10:00 A.M. (New York City time) on the first day of such Interest Period, and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if the Borrowing Request requests a Eurodollar Borrowing, then, unless the Borrower notifies the Administrative Agent by 12:00 noon (New York City time) on the date of the Borrowing that it elects not to borrow on such date, the Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Statutory Reserve Percentage); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender (other than an imposition or change in Taxes, Other Taxes or Excluded Taxes, or any Change in Law relating to capital requirements or the rate of return on capital, with respect to which Section 2.14 and paragraph (b) of this Section, respectively, shall apply);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining, or reduce the amount receivable by any Lender with respect to, any Eurodollar Loan (or of maintaining its obligation to make any such Loan), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event which, in the reasonable judgment of such Lender, such Lender (or an existing or prospective participant in a related Loan) incurred, including any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that the Borrower shall not be obligated to make payment to such Lender or Administrative Agent for penalties, interest or expenses attributable to the gross negligence or willful misconduct of such Lender or Administrative Agent. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such

Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) on the date when due, in immediately available funds, without set-off or counterclaim, and the Borrower agrees to instruct its bank which will be transmitting such funds with respect to such payments not later than 10:00 A.M. (New York City time) on the date when due. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 8.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of such interest and fees then due to such parties and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or additional interest under Section 2.10(d) or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12, 2.10(d) or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.12, or additional interest under Section 2.10(d), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts, in each case payable to it by the Borrower hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12, additional interest under Section 2.10(d) or payments required to be made pursuant to Section 2.14, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) In connection with any proposed amendment, modification or waiver of or with respect to any provision of this Agreement (a “Proposed Change”) requiring the consent of all Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 2.16(c) being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to each Non-Consenting Lender and the Administrative Agent, require each Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts, in each case payable to it by the Borrower hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) the Borrower shall not be permitted to require any Non-Consenting Lender to make any such assignment unless all Non-Consenting Lenders are required to make such assignments and, as a result thereof, the Proposed Change will become effective.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as now conducted.

SECTION 3.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Transactions are within the Borrower’s corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of reports with the Securities and Exchange Commission) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower.

SECTION 3.03. Binding Effect. This Agreement has been duly executed and delivered by the Borrower and constitutes a valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04. Financial Information. (a) The consolidated balance sheet of the Borrower and the Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows as of and for (i) Fiscal Year 2006, reported on by Ernst & Young LLP and set forth in the Borrower’s Annual Report on Form 10-K for Fiscal Year 2006, a copy of which has been delivered to each of the Lenders, and (ii) the first fiscal quarter of Fiscal Year 2007, certified by a Financial Officer, in each case fairly present, in conformity with GAAP (except, in the case of the financial statements referred to in clause (ii) above, for normal year-end adjustments and the absence of footnotes), the consolidated financial position of the Borrower and the Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year or portion of such Fiscal Year, as applicable.

(b) From February 3, 2007 to the date hereof or any Test Date, there has been no material adverse change in the business, financial position or results of operations of the Borrower and the Consolidated Subsidiaries, considered as a whole.

SECTION 3.05. Litigation and Environmental Matters. (a) There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is, in the good faith judgment of the Borrower (which shall be conclusive), a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and the Consolidated Subsidiaries considered as a whole, or which in any manner draws into question the validity or enforceability of this Agreement.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, are not reasonably expected in the good faith judgment of the Borrower (which shall be conclusive) to materially adversely affect the business, financial position or results of operations of the Borrower and the Consolidated Subsidiaries considered as a whole, neither the Borrower nor any of the Consolidated Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate in the good faith judgment of the Borrower (which shall be conclusive), has resulted in a material adverse effect on the business, financial position or results of operations of the Borrower and the Consolidated Subsidiaries considered as a whole.

SECTION 3.06. Subsidiaries. Each of the Consolidated Subsidiaries is a corporation duly incorporated, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation, and has all corporate power and authority required to carry on its business as now conducted except to the extent that the failure of any such Consolidated Subsidiary to be so incorporated, existing or in good standing or to have such power and authority is not reasonably expected by the Borrower to have a material adverse effect on the business, financial position or results of operations of the Borrower and the Consolidated Subsidiaries considered as a whole.

SECTION 3.07. Not an Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.08. ERISA. The Borrower and its ERISA Affiliates (a) have fulfilled their material obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, (b) are in compliance in all material respects with the presently applicable provisions of ERISA and the Code and (c) have not incurred any liability in excess of $100,000,000 to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA; provided, that this sentence shall not apply to (i) any ERISA Affiliate as described in Section 414(m) of the Code (other than the Borrower or a Subsidiary) or any Plan maintained by such an ERISA Affiliate or (ii) any Multiemployer Plan. The Borrower and its Subsidiaries have made all material payments to Multiemployer Plans which they have been required to make under the related collective bargaining agreement or applicable law.

SECTION 3.09. Taxes. The Borrower and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which, in the opinion of the Borrower, are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except for assessments which are being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

SECTION 3.10. Disclosure. The Information Memorandum, the financial statements delivered pursuant to Section 5.01(a)(i) and (ii), the registration statements delivered pursuant to Section 5.01(a)(vi) (in each case in the form in which such registration statements were declared effective, as amended by any post-effective amendments thereto) and the reports on Forms 10-K, 10-Q and 8-K delivered pursuant to Section 5.01(a)(vi), do not, taken as a whole and in each case as of the date thereof, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE IV

Conditions

SECTION 4.01. Intentionally Omitted.

SECTION 4.02. Intentionally Omitted.

ARTICLE V

Covenants

The Borrower agrees that, so long as any Lender has any Commitment hereunder or any amount payable hereunder remains unpaid:

SECTION 5.01. Information. (a) The Borrower will deliver to the Administrative Agent and each of the Lenders:

(i) as soon as available and in any event within 90 days after the end of each Fiscal Year, the Annual Report of the Borrower on Form 10-K for such Fiscal Year, containing financial statements reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing selected by the Borrower;

(ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a copy of the Borrower’s report on Form 10-Q for such quarter with the financial statements therein contained to be certified (subject to normal year end adjustments) as to fairness of presentation, generally accepted accounting principles (except footnotes) and consistency, by a Financial Officer;

(iii) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer (1) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.06 and 5.07 on the date of such financial statements and (2) stating whether, to the best knowledge of such Financial Officer, any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(iv) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements (insofar as such pertains to accounting matters);

(v) promptly upon the mailing thereof to the stockholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(vi) promptly upon the filing thereof, copies of all registration statements (other than the exhibits, thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(vii) within four Business Days of any executive officer of the Borrower or any Financial Officer obtaining knowledge of any condition or event recognized by such officer to be a Default, a certificate of a Financial Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(viii) if and when any executive officer of the Borrower or any Financial Officer obtains knowledge that any ERISA Affiliate (1) has given or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (2) has received notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice or (3) has received notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; and

(ix) from time to time such additional information regarding the financial position or business of the Borrower and Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

(b) Certificates delivered pursuant to this Section shall be signed manually or shall be copies of a manually signed certificate.

(c) The Borrower may provide for electronic delivery of the financial statements, certificates, reports and registration statements described in clauses (i), (ii), (iii), (iv), (v) and (vi) of paragraph (a) of this Section by posting such financial statements, certificates, reports and registration statements on Intralinks or any similar service approved by the Administrative Agent, or delivering such financial statements, certificates, reports and registration statements to the Administrative Agent for posting on Intralinks (or any such similar service).

SECTION 5.02. Maintenance of Properties. The Borrower will, and will cause each Consolidated Subsidiary to, maintain and keep in good condition, repair and working order all properties used or useful in the conduct of its business and supply such properties with all necessary equipment and make all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section shall prevent the Borrower or any Consolidated Subsidiary from discontinuing the operation and maintenance of any of such properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of the business of the Borrower or such Consolidated Subsidiary, as the case may be, and not disadvantageous in any material respect to the Lenders.

SECTION 5.03. Maintenance of Insurance. The Borrower will, and will cause each Consolidated Subsidiary to, insure and keep insured, with reputable insurance companies, so much of its properties and such of its liabilities for bodily injury or property damage, to such an extent and against such risks (including fire), as companies engaged in similar businesses customarily insure properties and liabilities of a similar character; or, in lieu thereof, the Borrower will maintain, or cause each Consolidated Subsidiary to maintain, a system or systems of self-insurance which will be in accord with the customary practices of companies engaged in similar businesses in maintaining such systems.

SECTION 5.04. Preservation of Corporate Existence. The Borrower shall preserve and maintain its corporate existence, rights, franchises and privileges in the State of Delaware or in any other State of the United States which it shall select as its jurisdiction of incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary, except such jurisdictions, if any, where the failure to preserve and maintain its corporate existence, rights, franchises and privileges, or qualify or remain qualified will not have a material adverse effect on the business or property of the Borrower.

SECTION 5.05. Inspection of Property, Books and Records. The Borrower will, and will cause each Consolidated Subsidiary to, make and keep books, records and accounts in which transactions are recorded as necessary to (a) permit preparation of the Borrower’s consolidated financial statements in accordance with generally accepted accounting principles and (b) otherwise comply with the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934 as in effect from time to time. At any reasonable time during normal business hours and from time to time, the Borrower will permit the Administrative Agent or any of the Lenders or any agents or representatives thereof at their expense (to the extent not in violation of applicable law) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Consolidated Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and any Consolidated Subsidiaries with any of their respective officers or directors. Any information obtained pursuant to this Section or Section 5.01(a) shall be subject to Section 8.12.

SECTION 5.06. Fixed Charge Coverage Ratio. The Borrower will not permit the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for any period of four consecutive fiscal quarters to be less than 1.75 to 1.00.

SECTION 5.07. Debt to Consolidated EBITDAR. The Borrower will not permit the ratio of Consolidated Debt as of any date to Consolidated EBITDAR for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter of the Borrower, then for the period of four consecutive fiscal quarters of the Borrower most recently ended prior to such date) to exceed 4.00 to 1.

SECTION 5.08. Limitations on Liens. The Borrower will not, and will not permit any Consolidated Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Consolidated Subsidiary existing on November 5, 2004 and set forth in Schedule 5.08; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Consolidated Subsidiary and (ii) such Lien shall secure only those obligations which it secures on November 5, 2004 and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Consolidated Subsidiary or existing on any property or asset of any Person that becomes a Consolidated Subsidiary after November 5, 2004 prior to the time such Person becomes a Consolidated Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Consolidated Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Consolidated Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Consolidated Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Consolidated Subsidiary; provided that (i) with respect to a Consolidated Subsidiary, such security interests secure Indebtedness permitted by Section 5.10, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement (or are incurred to extend, renew or replace security interests and Indebtedness previously incurred in compliance with this clause), (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Consolidated Subsidiary; and

(e) other Liens securing obligations in an aggregate principal amount not exceeding $400,000,000; provided that at no time shall more than $50,000,000 of such obligations be secured by Liens on inventory.

SECTION 5.09. Compliance with Laws. The Borrower will, and will cause each Consolidated Subsidiary to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including ERISA and the rules and regulations thereunder), except to the extent that (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (b) the failure to so comply would not result in any material adverse effect on the business, financial condition or results of operations of the Borrower and Consolidated Subsidiaries taken as a whole.

SECTION 5.10. Limitations on Subsidiary Indebtedness. The Borrower will not permit any Consolidated Subsidiary to create, incur, assume or suffer to exist any Indebtedness except:

(a) Indebtedness of any Consolidated Subsidiary which is, or the direct or indirect parent of which is, acquired by the Borrower or any other Consolidated Subsidiary after the Effective Date, which Indebtedness is in existence at the time such Consolidated Subsidiary (or parent) is so acquired; provided such Indebtedness was not created at the request or with the consent of the Borrower or any Subsidiary, and such Indebtedness may not be extended other than pursuant to the terms thereof as in existence at the time such Consolidated Subsidiary (or parent) was acquired; and

(b) other Indebtedness in an aggregate principal amount for all Consolidated Subsidiaries (excluding any Non-Recourse ETC Debt) not exceeding $225,000,000.

SECTION 5.11. Transactions with Affiliates. The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Consolidated Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) any transaction determined by a majority of the disinterested directors of the Borrower’s board of directors to be fair to the Borrower and its Subsidiaries, (c) transactions between or among the Borrower and its Consolidated Subsidiaries not involving any other Affiliate and (d) any transaction with respect to which neither the fair market value of the related property or assets, nor the consideration therefor, exceeds $5,000,000.

SECTION 5.12. Consolidations, Mergers and Sales of Assets. The Borrower will not (a) consolidate or merge with or into any other Person, (b) liquidate or dissolve or (c) sell, lease or otherwise transfer all or any substantial part of the assets of the Borrower and its Consolidated Subsidiaries, taken as a whole, to any other Person; provided that the Borrower may merge with another Person if (i) the corporation surviving the merger is the Borrower or a corporation organized under the laws of a State of the United States into which the Borrower desires to merge for the purpose of becoming incorporated in such State (in which case such corporation shall assume all of the Borrower’s obligations under this Agreement by an agreement satisfactory to the Required Lenders (and the Required Lenders shall not unreasonably withhold their consent to the form of such agreement) and shall deliver to the Administrative Agent and the Lenders such legal opinions and other documents as the Administrative Agent may reasonably request to evidence the due authorization, validity and binding effect thereof) and (ii) immediately after giving effect to such merger, no Default shall have occurred and be continuing; and provided further that the foregoing shall not be construed to prohibit any Minority Interest Disposition or any other sale, lease or other transfer of assets (including by means of dividends, share repurchases or recapitalizations) that does not involve all or any substantial part of the assets of the Borrower and its Consolidated Subsidiaries taken as a whole.

SECTION 5.13. Use of Proceeds. The Borrower will use the proceeds of the Loans to finance repurchases of its capital stock, or special dividends thereon (or a combination thereof), and, to the extent of any excess, for general corporate purposes.

ARTICLE VI

Events of Default and Remedies

SECTION 6.01. Events of Default. Any of the following shall be an “Event of Default”:

(a) The Borrower shall fail to make any payment of principal of or interest on any Loan when due or to pay any fees or other amounts payable by it hereunder when due, and such failure remains unremedied for three Business Days after the Borrower’s actual receipt of notice of such failure from the Administrative Agent at the request of any Lender;

(b) Any statement of fact or representation made or deemed to be made by the Borrower in this Agreement or by the Borrower or any of its officers in any certificate delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made or deemed made, and, if the consequences of such representation or statement being incorrect shall be susceptible of remedy in all material respects, such consequences shall not be remedied in all material respects within 30 days after any executive officer of the Borrower or any Financial Officer first becomes aware of or is advised that such representation or statement was incorrect in a material respect;

(c) The Borrower shall fail to comply with any of the provisions of Sections 5.06 or 5.07 and, if the consequences of such failure shall be susceptible of remedy in all material respects, such consequences shall not be remedied in all material respects within 20 days after any executive officer of the Borrower or any Financial Officer first becomes aware or is advised of such failure to comply;

(d) (i) The Borrower or any Consolidated Subsidiary shall fail to pay principal of or interest on any Material Indebtedness and the longer of any periods within which the Borrower or such Consolidated Subsidiary shall be allowed to cure such nonpayment shall have elapsed, or 10 days shall have passed since such failure, in either case without curing such nonpayment or (ii) any event or condition shall occur which enables the holder of any Material Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof, and the longer of any periods within which the Borrower or such Consolidated Subsidiary shall be allowed to cure such condition or event shall have elapsed, or 10 days shall have passed since the occurrence of such event or condition, in either case without curing such event or condition, provided no Default under this clause (d) shall be deemed to occur if (1) at the time the relevant event or condition described in this clause (d) occurs, the Borrower’s Index Debt is rated (A) Baa3 or better by Moody’s and BBB- or better by S&P, if both Moody’s and S&P shall have in effect a rating for the Borrower’s Index Debt, or (B) Baa3 or better by Moody’s or BBB- or better by S&P, if both Moody’s and S&P shall not have in effect a rating for the Borrower’s Index Debt, (2) the Borrower’s Index Debt does not cease to have the ratings described in clause (1) above for reasons attributable to the relevant event or condition described in this clause (d), and (3) all Material Indebtedness that is affected by any event or condition described in this clause (d) is either (A) owed by a Consolidated Subsidiary not incorporated under the laws of any State of the United States, the District of Columbia or Canada or any province thereof, or (B) permitted under clause (a) of Section 5.10;

(e) The Borrower or any Consolidated Subsidiary shall (i) make a general assignment for the benefit of creditors, (ii) apply for or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, custodian, trustee or liquidator of the Borrower or any Consolidated Subsidiary or any substantial part of the properties of the Borrower or any Consolidated Subsidiary or authorize such application or consent, or proceedings seeking such appointment shall be commenced without such authorization, consent or application against the Borrower or any Consolidated Subsidiary and continue undismissed for 30 days (or if such dismissal of such unauthorized proceedings cannot reasonably be obtained within such 30 day period, the Borrower or any Consolidated Subsidiary shall fail either to proceed with due diligence to seek to obtain dismissal within such 30 day period or to obtain dismissal within 60 days), (iii) authorize or file a voluntary petition in bankruptcy, suffer an order for relief under any federal bankruptcy law, or apply for or consent (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorize such application or consent, or proceedings to such end shall be instituted against the Borrower or any Consolidated Subsidiary without such authorization, application or consent which are not vacated within 30 days from the date thereof (or if such vacation cannot reasonably be obtained within such 30 day period, the Borrower shall fail either to proceed with due diligence to seek to obtain vacation within such 30 day period or to obtain vacation within 60 days), (iv) permit or suffer all or any substantial part of its properties to be sequestered, attached, or subjected to a Lien (other than a Lien expressly permitted by the exceptions to Section 5.08) through any legal proceeding or distraint which is not vacated within 30 days from the date thereof (or if such vacation cannot reasonably be obtained within such 30 day period, the Borrower shall fail either to proceed with due diligence to seek to obtain vacation within such 30 day period or to obtain vacation within 60 days), (v) generally not pay its debts as such debts become due or admit in writing its inability to do so, or (vi) conceal, remove, or permit to be concealed or removed, any material part of its property, with intent to hinder, delay or defraud its creditors or any of them; provided, however, that the foregoing events will not constitute an Event of Default if such events occur with respect to any Subsidiary which is: (1) a Consolidated Subsidiary not incorporated under the laws of any State of the United States, the District of Columbia or Canada or any province thereof and not engaged in the retail business, if the aggregate Value of the Borrower’s and all Consolidated Subsidiaries’ investments in and advances to such Consolidated Subsidiary and all such other Consolidated Subsidiaries to which these tests are being applied within a period of 18 months ending on the date of determination, does not exceed $100,000,000, or (2) a Consolidated Subsidiary incorporated under the laws of any State of the United States, the District of Columbia or Canada or any province thereof and not engaged in the retail business, if (A) at the time the relevant event or condition described in this clause (e) occurs, the Borrower’s Index Debt is rated (x) Baa3 or better by Moody’s and BBB- or better by S&P, if both Moody’s and S&P shall have in effect a rating for the Borrower’s Index Debt, or (y) Baa3 or better by Moody’s or BBB- or better by S&P, if both Moody’s and S&P shall not have in effect a rating for the Index Debt, (B) the Borrower’s Index Debt does not cease to have the rankings described in clause (A) above for reasons attributable to the relevant event or condition described in this clause (e) and (C) the aggregate Value of the Borrower’s and all Consolidated Subsidiaries’ investments and advances to such Consolidated Subsidiary and all other such Consolidated Subsidiaries to which these tests are being applied within a period of 18 months ending on the date of determination, does not exceed $50,000,000;

(f) The Borrower or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000 (collectively a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any ERISA Affiliate to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(g) The Borrower shall fail to perform or observe in any material respect any other term, covenant or agreement contained in this Agreement (including without limitation Section 5.01) on its part to be performed or observed and any such failure remains unremedied for 30 days after the Borrower shall have received written notice thereof from the Administrative Agent at the request of any Lender;

(h) a Change in Control shall occur; or

(i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000, exclusive of amounts covered by third party insurance, shall be rendered against the Borrower, any Consolidated Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Consolidated Subsidiary to enforce any such judgment; provided that in calculating the amounts covered by third party insurance, amounts covered by third party insurance shall not include amounts for which the third party insurer has denied liability.

SECTION 6.02. Remedies. If any Event of Default shall occur and be continuing, the Administrative Agent shall (a) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (b) if requested by Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon and all other amounts payable by the Borrower hereunder) to be, and the Loans (together with accrued interest thereon and all other amounts payable by the Borrower hereunder) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the

Borrower; provided that in the case of any of the bankruptcy Events of Default specified in Section 6.01(e) with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon and all other amounts payable by the Borrower hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 6.03. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(a) or 6.01(g) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE VII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. The Joint Lead Arrangers and Joint Bookrunners, the Co-Syndication Agents and the Co-Documentation Agents (each as identified on the cover page of this Agreement), in their capacities as such, shall have no rights, powers, duties, liabilities, fiduciary relationships or obligations under this Agreement or any of the other documents related hereto.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to the last paragraph of this section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at Three Limited Parkway, P.O. Box 16000, Columbus, Ohio 43216, Attention of Assistant Treasurer (Telecopy No. (614) 415-7060);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, Houston, Texas 77002, Attention of Cherry Arnaez (Telecopy No. (713) 750-2782), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Ruby Tulloch (Telecopy No. (212) 270-6937); and

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 8.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable by the Borrower hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable by the Borrower hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 8.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto, which may be incurred by any Indemnitee, relating to or arising out of any actual or proposed use of proceeds of Loans hereunder for the purpose of acquiring equity securities of any Person; provided, that no Indemnitee shall have the right to be indemnified hereunder (i) with respect to the acquisition of equity securities of a wholly-owned Subsidiary, or of a Person who prior to such acquisition did not conduct any business, or (ii) for its own gross negligence or willful misconduct.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s ratable share (determined in accordance with such Lender’s share of the total Commitments or Loans outstanding as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Commitments are terminated and no Loans shall remain outstanding, determined in accordance with such Lender’s share of the Loans outstanding at the time of repayment) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that the foregoing waiver shall not apply to special, indirect or consequential damages (but shall apply to punitive damages) attributable to the failure of a Lender to fund Loans, when required to do so hereunder, promptly after the receipt of notice of such failure.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than pursuant to a merger permitted under Section 5.12, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For purposes of this Section 8.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(i) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(ii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (iv) of the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent and the initial Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. Right of Setoff. If any Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees, to the fullest extent permitted under applicable law, that all claims in respect of any such action or proceeding may be heard and determined in such New York State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 8.14. Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U of the Board) as collateral in the extension or maintenance of the credit provided for in this Agreement. In addition, the Borrower will not use or permit any proceeds of the Loans to be used in any manner which would violate or cause any Lender to be in violation of Regulation U of the Board.

SECTION 8.15. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXHIBIT A

TO THE AMENDED AND RESTATED

TERM LOAN CREDIT AGREEMENT

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ________________________________________________

2.	Assignee: ________________________________________________

                  [and is an Affiliate/Approved Fund of [Identify Lender]]1

3.	Borrower: Limited Brands, Inc.

[1]	Select as applicable.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: The Amended and Restated Term Loan Credit Agreement dated as of August 3, 2007, among Limited Brands, Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[2]
$	$	%

Effective Date:                      , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR],

by
Title:

ASSIGNEE [NAME OF ASSIGNEE],

by
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Title:

Consented to:

LIMITED BRANDS, INC.,

by
Title:

ANNEX 1

LIMITED BRANDS, INC.

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other agreement, instrument or document related thereto (each, a “Loan Document”), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1

August 3, 2007

To the Lenders and the Administrative Agent

c/o JPMorgan Chase Bank, N.A.

as Administrative Agent

270 Park Avenue

New York, NY 10017

Ladies and Gentlemen:

I am the General Counsel of Limited Brands, Inc., a Delaware corporation (the “Company”), and have acted on behalf of the Company and its subsidiaries in connection with the Amendment and Restatement Agreement (Term Loans) dated as of August 3, 2007 (the “Amendment and Restatement”) among the Company, the lenders listed on the signature pages thereof (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) in respect of the Amended and Restated Term Loan Credit Agreement (the “Original Credit Agreement” and, as amended and restated pursuant to the Amendment and Restatement, the “Amended and Restated Credit Agreement”) dated as of March 22,2006 among the Company, the lenders and the Administrative Agent. Terms defined in the Amended and Restated Credit Agreement are used herein as therein defined.

I, or individuals under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate power and authority required to carry on its business as now conducted, except any such power and authority the absence of which would not reasonably be expected to have a material adverse effect on the business, consolidated financial condition or consolidated results of operations of the Company and the Consolidated Subsidiaries considered as a whole. The Amendment and Restatement has been duly executed and delivered by the Company.

The Lenders and the Administrative Agent	August 3, 2007

2. The execution and delivery by the Company of the Amendment and Restatement, and the performance by the Company of the Amendment and Restatement and Amended and Restated Credit Agreement, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of reports with the Securities and Exchange Commission) and do not contravene, or constitute a default under, any provision of applicable United States Federal or Ohio State law or regulation or of the certificate of incorporation or by-laws of the Company or, to the best of my knowledge, of any judgment, injunction, order or decree or any material agreement or other material instrument binding upon the Company.

3. Except for the litigation that is referred to in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3,2007 or the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 5, 2007, as to which, with your permission, I express no opinion (but as to which, to the best of my knowledge, the disclosure contained in such Annual Report and such Quarterly Report is not materially misleading), to the best of my knowledge, there is no action, suit or proceeding pending against, threatened against or affecting the Company before any court: or arbitrator or any governmental body, agency or official in which there is, in my good faith judgment, a reasonable possibility of an adverse decision that would reasonably be expected to materially adversely affect the business, consolidated financial condition or consolidated results of operations of the Company and the Consolidated Subsidiaries considered as a whole or which expressly contests the validity of the Amended and Restated Credit Agreement.

I am a member of the bar of the State of Ohio and the foregoing opinion is limited to the laws of the State of Ohio, the Federal laws of the United States of America and the Delaware General Corporation Law.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without my prior written consent.

Very truly yours,

/s/ Douglas L. Williams
Douglas L. Williams

2

EXHIBIT B-2

450 LEXINGTON AVENUE NEW YORK, NY 10017 212 450 4000 FAX 212 450 3800	MENLO PARK WASHINGTON, D.C. LONDON PARIS FRANKFURT MADRID TOKYO BEIJING HONG KONG

August 3, 2007

To the Lenders and the Administrative Agent

c/o JP Morgan Chase Bank, N.A.

as Administrative Agent

270 Park Avenue

New York, NY 10017

Ladies and Gentlemen:

We have acted as special New York counsel for Limited Brands, Inc., a Delaware corporation (the “Company”), in connection with the Amendment and Restatement Agreement (Term Loans) dated as of August 3, 2007 (the “Amendment and Restatement”) among the Company, the lenders listed on the signature pages thereof (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) in respect of the Amended and Restated Term Loan Credit Agreement (the “Original Credit Agreement” and, as amended and restated pursuant to the Amendment and Restatement, the “Amended and Restated Credit Agreement”) dated as of March 22, 2006, among the Company, the lenders from time to time party thereto and the Administrative Agent. Terms defined in the Amended and Restated Credit Agreement and not otherwise defined herein are used herein as therein defined.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

1. Each of the Amendment and Restatement and the Amended and Restated Credit Agreement constitutes a valid and binding agreement of the

The Lenders and the
Administrative Agent	2	August 3, 2007

Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, equitable principles of general applicability and concepts of reasonableness.

2. The execution and delivery by the Company of the Amendment and Restatement, and the performance by the Company of the Amendment and Restatement and the Amended and Restated Credit Agreement, do not contravene any provision of New York State law or regulation that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Amendment and Restatement and the Amended and Restated Credit Agreement.

3. The Company is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

We are members of the bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the Federal laws of the United States of America. In giving the foregoing opinion, (a) we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located that may limit the rate of interest that such Lender may charge or collect and (b) we have assumed that (i) the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) the execution and delivery by the Company of the Amendment and Restatement, and the performance by the Company of the Amended and Restated Credit Agreement, (A) are within its corporate powers, (B) have been duly authorized by all necessary corporate action, (C) require no action by or in respect of, or filing with, any Governmental Authority (other than such as have been duly taken or made), (D) except for the laws expressly addressed in paragraphs 2 and 3 above, do not contravene any provision of applicable law or regulation and (E) do not contravene, or constitute a default under, any provision of the certificate of incorporation or by-laws of the Company or of any judgment, injunction, order or decree or any material agreement or other material instrument binding upon the Company.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell
Davis Polk & Wardwell